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                                                                      Exhibit 16

                      [Letterhead of Ernst & Young, LLP]






June 9, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 9, 1997, of Summit Medical Systems, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and in the second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning a material weakness in the internal controls in the Company's accounting and financial reporting included in the third paragraph on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant's financial statements included in the registrant's 1996 Form 10-K.

                                    Ernst & Young  LLP